Exhibit 99.1

ROYALTY PHARMA REPORTS THIRD QUARTER 2020 RESULTS

•	Double-digit growth in Net cash provided by operating activities (GAAP) and Adjusted Cash Receipts(1)

•	Increased 2020 guidance: Adjusted Cash Receipts(1) expected to be $1,780 to $1,800 million

•	$2.3 billion of new acquisitions announced in 2020, including $1.1 billion in the third quarter

NEW YORK, NY (November 10, 2020) - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the third quarter of 2020 and updated full-year 2020 guidance for Adjusted Cash Receipts(1) (a non-GAAP financial measure).

“Our performance in the third quarter underscored the strong momentum in the business”, said Pablo Legorreta, Royalty Pharma founder and Chief Executive Officer. “Net cash provided by operating activities increased by 17%, while Adjusted Cash Receipts increased 12%, driving Adjusted Cash Flow growth of 27%. At the same time, we strengthened our balance sheet through our inaugural bond offering, locking in an attractive cost of debt and more than doubling our maturity profile. We also achieved notable success with our hybrid funding strategy as a result of Gilead’s acquisition of Immunomedics, which not only provides an accelerated return for our shareholders but also enhances the prospects for Trodelvy, an innovative new therapy for cancer patients. Following the recent deal to expand our cystic fibrosis (CF) royalties, we have now announced $2.3 billion in new transactions this year. This speaks to the growing role of royalties as an important tool in the funding of innovation which is supported by our robust transaction pipeline”.

GAAP financial results demonstrate continued strong operating cash flow generation and revenue growth

•

Cash provided by operating activities increased to $509 million in the third quarter of 2020 compared with $436 million on a pro forma basis in the same period of 2019 primarily due to higher royalty receipts.

•	Cash used in investing activities of $1,042 million largely reflected two royalty acquisitions.
•	Cash used in financing activities of $357 million resulted from repayment of debt and dividends paid.
•	Total income and other revenues of $538 million grew 16% driven by the CF franchise and Imbruvica.

Non-GAAP financial results driven by strong, broad-based growth across the portfolio

•	Adjusted Cash Receipts(1) increased 12% on a pro forma basis led by the CF franchise and Imbruvica.
•	Adjusted Cash Flow(2) grew 27% on a pro forma basis to $394 million, supported by lower interest payments.

Portfolio continues to expand with new royalty acquisitions and regulatory and clinical milestones achieved

•	Expansion of agreement with the CF Foundation brings announced transactions to $2.3 billion this year.
•	Regulatory approvals granted for Kaftrio by the European Commission and Evrysdi by the FDA.
•	Positive clinical study results presented for Trodelvy in metastatic triple-negative breast and urothelial cancer.

Financial Summary	For the three months ended September 30
	(unaudited)
($ and shares in millions)	2020	2019(3) Pro Forma	Change
Net cash provided by operating activities (GAAP)	509	436	17%
Net cash used in investing activities (GAAP)	(1,042)	n/a	n/a
Net cash used in financing activities (GAAP)	(357)	n/a	n/a
Total income and other revenues (GAAP)	538	464	16%

Adjusted Cash Receipts (1) (non-GAAP)	472	421	12%
Adjusted Cash Flow (2) (non-GAAP)	394	309	27%

Fully diluted Class A shares outstanding as of September 30, 2020	607	n/a	n/a

1

Third quarter 2020 financial results

			For the three months ended September 30
			(unaudited)
($ in millions)			2020	2019 Pro forma(3)	Change
Net cash provided by operating activities (GAAP)			509	436	17%

Royalty Receipts:	Marketer:	Therapeutic Area:
CF franchise	Vertex	Rare diseases	157	116	36%
Tysabri	Biogen	Neurology	77	83	(8)%
Imbruvica	AbbVie/Johnson & Johnson	Cancer	78	67	16%
HIV franchise	Gilead, others	Infectious disease	67	63	6%
Januvia, Janumet, Other DPP-IVs	Merck & Co., others	Diabetes	34	34	2%
Xtandi	Pfizer, Astellas	Cancer	38	32	21%
Promacta	Novartis	Hematology	40	31	28%
Farxiga/Onglyza	AstraZeneca	Diabetes	8	—	n/a
Prevymis	Merck & Co.	Infectious diseases	7	—	n/a
Crysvita	Ultragenyx, Kyowa Kirin	Rare diseases	3	—	n/a
Erleada	Johnson & Johnson	Cancer	2	2	30%
Emgality	Eli Lilly	Neurology	3	1	155%
Tazverik	Epizyme	Oncology	0	—	n/a
Nurtec ODT	Biohaven	Neurology	0	—	n/a
Trodelvy	Gilead	Cancer	1	—	n/a
Lyrica	Pfizer	Neurology	5	32	(85)%
Letairis	Gilead	Cardiology	9	29	(70)%
Other Products (4)			59	59	1%
Total Royalty Receipts			588	550	7%
Distributions to non-controlling interests			(116)	(128)	(9)%
Adjusted Cash Receipts (non-GAAP) (1)			472	421	12%

Amounts shown in the table may not add due to rounding

The difference between pro forma and reported results for Total Royalty Receipts relate to the treatment of Legacy SLP interest in “Other Products.”

Net cash provided by operating activities (GAAP) was $509 million in the third quarter of 2020 compared to $436 million on a pro forma basis in the same period of 2019. The increase over the prior period resulted from higher cash collections from financial royalty assets, primarily from the CF franchise, Imbruvica and Promacta and a decline in interest paid due to a change in the payment schedule to semi-annual interest payments. This was partially offset by higher payments for operating and professional costs in the third quarter of 2020 incurred in connection with Royalty Pharma’s initial public offering and debt refinancing.

Total Royalty Receipts were $588 million, an increase of 7% in the third quarter of 2020 compared to the same period of 2019 on a pro forma basis. This was largely attributable to the performance of the CF franchise, Imbruvica, Promacta and the addition of new royalties, partially offset by a decrease in royalties for Lyrica and Letairis resulting from losses of exclusivity.

Drivers of royalty receipts in the third quarter of 2020 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter).

2

•

CF franchise – Royalty receipts from Vertex’s CF franchise, which includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio, all approved for patients with certain mutations causing CF, were $157 million in the third quarter of 2020, an increase of 36% compared to the same period of 2019, primarily driven by the highly successful launch of Trikafta in the U.S.

•

Tysabri – Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were $77 million in the third quarter of 2020, a decrease of 8% compared to the same period of 2019. The performance was impacted by inventory dynamics and COVID-19, given delays in dosing at infusion sites.

•

Imbruvica – Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $78 million in the third quarter of 2020, an increase of 16% compared to the same period of 2019 driven by the continued penetration in patients with chronic lymphocytic leukemia.

•

HIV franchise – Royalty receipts from the HIV franchise, which are based on products marketed by Gilead that contain emtricitabine, including Biktarvy, Genvoya and Truvada, among others, were $67 million in the third quarter of 2020, an increase of 6% compared to the same period of 2019.

•

Januvia, Janumet, Other DPP-IVs – Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $34 million in the third quarter of 2020, an increase of 2% compared to the same period of 2019.

•

Xtandi – Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $38 million in the third quarter of 2020, an increase of 21% compared to the same period of 2019, driven by demand across various prostate cancer indications.

•

Promacta – Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and aplastic anemia, were $40 million in the third quarter of 2020, an increase of 28% compared to the same period of 2019. Global growth was driven by increased use in ITP and further uptake as first-line treatment for severe aplastic anemia in the US.

Distributions to non-controlling interests, which reduces royalty receipts to arrive at Adjusted Cash Receipts, were $116 million in the third quarter of 2020, a decrease of 9% compared to the same period of 2019 on a pro forma basis.

Adjusted Cash Receipts (non-GAAP) (1) were $472 million in the third quarter of 2020, an increase of 12% compared to the same period of 2019 on a pro forma basis, reflecting growth in Total Royalty Receipts and lower Distributions to non-controlling interests.

Adjusted EBITDA (5) is a non-GAAP measure used by Royalty Pharma which comprises Adjusted Cash Receipts less payments for operating costs and professional services. In the third quarter of 2020, Adjusted EBITDA was $413 million, a 7% increase compared to Adjusted EBITDA of $386 million on a pro forma basis in the same period of 2019:

•	The increase was largely attributable to the 12% growth in Adjusted Cash Receipts.

•

Payments for operating and professional costs amounted to $59 million in the third quarter of 2020 (representing 13% of Adjusted Cash Receipts) as compared to $36 million (representing 8% of Adjusted Cash Receipts) in the third quarter of 2019 on a pro forma basis, with the increase relating to expenses for the initial public offering and inaugural bond offering.

Adjusted Cash Flow (2) is a non-GAAP measure which is comprised of Adjusted EBITDA less development-stage funding payments — ongoing, net interest paid and miscellaneous other items relating to swap arrangements, investment in non-consolidated affiliates plus contributions from non-controlling interests—R&D. In the third quarter of 2020, Adjusted Cash Flow was $394 million, a 27% increase compared to Adjusted Cash Flow of $309 million for the same period of 2019 on a

3

pro forma basis. The increase primarily resulted from the growth in Adjusted Cash Receipts as well as lower net interest paid and development-stage funding payments. Items in the period included:

•

Development-stage funding payments of $5 million in the third quarter of 2020 was significantly lower than the $23 million in the same period in 2019, as certain ongoing R&D programs (primarily related to the Phase 3 adjuvant studies of Ibrance) reached completion at the end of 2019.

•

Net interest paid of $15 million was lower than the $55 million paid in the same period of 2019 on a pro forma basis due to the impact of debt refinancing and a shift to semi-annual interest payments with the issuance of $6 billion of senior unsecured notes (the “Notes”).

•	Investment in non-consolidated affiliates was zero compared with $4 million in the third quarter of 2019 as there were no funding requirements in the period.

A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this earnings release entitled ‘Use of Non-GAAP Measures’.

Key Developments Relating to the Portfolio

The key developments impacting cash receipts and income and revenue from royalty interests are discussed below:

•

Evrysdi (risdiplam): In August 2020, Evrysdi was approved by the FDA, representing the first oral treatment approved for infants, children and adults with all spinal muscular atrophy (“SMA”) types. Subsequently, the commercial launch for Evrysdi, marketed by Roche, began in August 2020.

•

CF franchise: In August 2020, Vertex announced that the European Commission had granted marketing authorization for Kaftrio in a combination regimen with ivacaftor to treat people with CF ages 12 years and older with one F508del mutation and one minimal function mutation, or two F508del mutations in the cystic fibrosis transmembrane conductance regulator gene.

•

Trodelvy (sacituzumab govitecan-hziy): In September 2020, Immunomedics presented results from the confirmatory Phase 3 ASCENT study that showed that Trodelvy significantly extended overall survival (OS) and improved overall response rate and clinical benefit rate, compared to treatment of choice standard single-agent chemotherapy in brain metastases-negative patients with metastatic triple-negative breast cancer who had previously received at least two prior therapies for metastatic disease. Immunomedics also announced positive results from cohort 1 of cisplatin-eligible patients in the pivotal Phase 2 TROPHY U-01 study of Trodelvy in metastatic urothelial cancer. Results confirm the interim findings and prior Phase 1/2 study results showing Trodelvy has significant activity and is safe in patients with heavily-pretreated metastatic urothelial cancer who progressed on both platinum-based chemotherapy and checkpoint inhibitors.

In September 2020, Gilead and Immunomedics announced that Gilead would acquire Immunomedics for $88.00 per share in cash, which valued Immunomedics at approximately $21 billion. In 2018, Royalty Pharma entered into a partnership with Immunomedics whereby it acquired a tiered, sales-based royalty on Trodelvy for $175 million and acquired 4,373,178 shares of Immunomedics common stock for $75 million. The acquisition closed in October 2020, resulting in gross cash proceeds of $385 million related to Royalty Pharma’s equity position in Immunomedics.

4

•

Ibrance (palbociclib): In October 2020, Pfizer announced that the Phase 3 PENELOPE-B trial did not meet the primary endpoint of improved invasive disease-free survival (iDFS) in women with hormone receptor-positive (HR+), human epidermal growth factor-negative (HER2-) early breast cancer (eBC) who have residual invasive disease after completing neoadjuvant chemotherapy.

•

Nurtec ODT (rimegepant) and zavegepant: In October 2020, Biohaven announced that the FDA had accepted for review its recently submitted supplemental New Drug Application (“sNDA”) for Nurtec ODT for the preventive treatment of migraine. In September, Biohaven’s oral zavegepant, a third generation CGRP receptor antagonist, received authorization to proceed into clinical trials from the FDA and achieved first-in-human dosing.

•

Omecamtiv mecarbil: In October 2020, Amgen, Cytokinetics and Servier announced topline results from GALACTIC-HF, a Phase 3 trial of omecamtiv mecarbil in patients with heart failure. The trial met the primary composite endpoint of reduction in cardiovascular death or heart failure events, but did not meet the secondary endpoint of reduction in cardiovascular death. Detailed results including sub-group analysis are expected to be presented at the AHA Scientific Sessions 2020.

Summary of Recent Royalty Acquisition Activity

•

Evrysdi (risdiplam): In July 2020, Royalty Pharma acquired a royalty on Evrysdi, a development-stage product candidate for the treatment of Types 1, 2 and 3 SMA, from PTC Therapeutics in exchange for an upfront payment of $650 million.

•

Nurtec ODT (rimegepant) and zavegepant: In August 2020, Royalty Pharma announced an expanded agreement with Biohaven Pharmaceuticals for up to $450 million to fund the development of zavegepant and the commercialization of Nurtec ODT. To support the zavegepant Phase 3 program, Biohaven received a $150 million upfront payment and will receive an additional $100 million payment upon the start of the oral zavegepant Phase 3 program. Royalty Pharma will receive a royalty of 0.4% on Nurtec ODT, a royalty of up to 3% on zavegepant and success-based milestone payments based on zavegepant regulatory approvals. Royalty Pharma will also provide further support for the ongoing launch of Nurtec ODT through the purchase of committed, non-contingent commercial launch preferred equity for a total of $200 million payable between 2021 and 2024 in exchange for a series of fixed quarterly payments between 2025 and 2030.

•

CF franchise: In November 2020, Royalty Pharma announced that it acquired the residual royalty interest in Vertex’s CF treatments owned by the CF Foundation for an upfront payment of $575 million and a potential milestone of $75 million payable under certain circumstances. As part of previous agreements with the CF Foundation, Royalty Pharma purchased all of the CF Foundation’s royalty interests on Vertex’s CF franchise. Under the terms of those agreements, Royalty Pharma was obligated to pay the CF Foundation 50% of royalties attributable to revenue over $5.8 billion in any calendar year. This obligation is eliminated with this transaction and entitles Royalty Pharma to all royalties above the previous revenue threshold.

Liquidity and Capital Resources

•	As of September 30, 2020, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $2.1 billion and long-term debt with principal value of $6.0 billion.

•

In September 2020, Royalty Pharma completed a $6.0 billion issuance of Notes across six tranches with a weighted-average coupon of 2.125% that will pay interest semi-annually, with the initial interest payment occurring in March 2021. Royalty Pharma used the net proceeds from the Notes, together with available cash on hand, to repay in full its senior secured credit facilities entered into in February 2020. This transaction more than doubled Royalty Pharma’s weighted average maturity to 12.5 years as of September 2020.

•

In October 2020, Royalty Pharma announced the closing of a secondary offering of 17,343,037 shares of its Class A ordinary shares by selling shareholders in an underwritten public offering at a price to the public of $42.00 per share. Royalty Pharma did not receive any of the proceeds and did not pay any underwriting costs from the sale of its Class A ordinary shares by the selling shareholders.

5

2020 Financial Outlook

Royalty Pharma has updated guidance for full-year 2020 as follows:

Provided November 10, 2020
Adjusted Cash Receipts (non-GAAP) excluding new transactions announced after the date of this release	$1,780 million to $1,800 million

Royalty Pharma also expects that payments for operating and professional costs will be approximately 10% of Adjusted Cash Receipts in 2020.

Royalty Pharma today provides this guidance based on its nine-month performance and on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma reserves the right to amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company.

Royalty Pharma has not reconciled its non-GAAP 2020 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from non-consolidated affiliates and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time.

Financial Results Conference Call

Royalty Pharma will host a conference call and simultaneous webcast to discuss this financial results release at 8:00 a.m., Eastern Time on November 11, 2020. A live webcast may be accessed from the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events. Please allow at least five minutes for registering and accessing the presentation. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.

To ask a question during the live broadcast or listen without Internet access, please dial in at least 15 minutes in advance to ensure a timely connection to the call. The conference call can be accessed live over the phone by dialing (833) 519-1253, or for international callers by dialing (914) 800-3826. The passcode to access the conference call is 8067315.

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly—directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 45 commercial products, including AbbVie and J&J’s Imbruvica, Astellas and Pfizer’s Xtandi, Biogen’s Tysabri, Gilead’s HIV franchise, Merck’s Januvia, Novartis’ Promacta, and Vertex’s Kalydeco, Orkambi, Symdeko and Trikafta, and three development-stage product candidates.

Forward-Looking Statements

The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of

6

this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.

For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) by visiting EDGAR on the SEC’s website at www.sec.gov.

Use of Non-GAAP Measures

Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma’s GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities.

Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma’s significant operating cash flow is one of the attributes that attracts potential investors to its business.

In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by

7

management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.

Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s Credit Agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma’s liquidity.

Management uses Adjusted Cash Flow to evaluate its ability to generate cash and performance of the business and to evaluate the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma’s industry.

The non-GAAP financial measures used in this earnings release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 5.

8

Royalty Pharma plc

Condensed Consolidated Income Statement (unaudited)

Table 1

	For the three months ended September 30,

($ in millions)	2020	2019
Total income and revenues
Income from financial royalty assets	499	430
Revenue from intangible royalty assets	35	32
Other royalty income	5	2
Total income and other revenues	538	464

Operating expenses
Research and development funding expense	5	23
Provision for changes in expected cash flows from financial royalty assets	(34)	(122)
Amortization of intangible assets	6	6
General and administrative expenses	51	26
Total operating expenses, net	28	(68)

Operating income	511	532

Other (income)/expense
Equity in (earnings)/loss of non-consolidated affiliates	(14)	8
Interest expense	31	69
Other (income)/expense	(131)	16
Total other (income)/expense, net	(114)	92

Consolidated net income before tax	624	440
Income tax expense	—	—
Consolidated net income	624	440
Less: Net income attributable to non-controlling interest	(334)	(31)
Net income attributable to controlling interest	291	409

Amounts may not add due to rounding.

9

Royalty Pharma plc

Selected Balance Sheet Data

Table 2

	(unaudited)

($ in millions)	As of September 30, 2020	As of December 31, 2019
Cash and cash equivalents	1,553	284
Marketable securities	580	57
Total assets	15,991	12,450
Current portion of long-term debt	—	282
Long-term debt, excluding current portion	5,812	5,956
Total liabilities	6,192	6,308
Total shareholders’ equity	9,799	6,141

10

Royalty Pharma plc

Condensed Consolidated Statements of Cash Flows (unaudited)

Table 3

($ in millions)	For the three months ended September 30		For the nine months ended September 30

	2020	2019	2020	2019
Cash flows from operating activities:
Cash collections from financial royalty assets	546	507	1,549	1,402
Cash collections from intangible royalty assets	34	34	104	108
Other royalty cash collections	4	4	13	25
Interest received	4	4	7	18
Swap collateral received	—	—	45	—
Swap collateral posted	—	(19)	—	(46)
Swap termination payments	—	—	(35)	—
Distributions from non-consolidated affiliates	4	—	36	14
Development-stage funding payments—ongoing	(5)	(23)	(19)	(67)
Payments for operating and professional costs	(59)	(23)	(129)	(70)
Interest paid	(19)	(65)	(102)	(195)
Net cash provided by operating activities	509	419	1,469	1,189
Cash flows from investing activities:
Distributions from non-consolidated affiliates	—	—	15	—
Purchases of available for sale debt securities	—	—	—	(125)
Purchase of equity securities	—	—	(50)	—
Purchase of marketable securities	(496)	(750)	(1,133)	(750)
Proceeds from available for sale debt securities	—	—	—	150
Proceeds from sales and maturities of marketable securities	256	162	610	162
Investments in non-consolidated affiliates	—	(4)	(29)	(23)
Acquisitions of financial royalty assets	(802)	(23)	(1,377)	(1,255)
Milestone payments	—	—	—	(250)
Net cash used in investing activities	(1,042)	(615)	(1,964)	(2,091)
Cash flows from financing activities:
Distributions to shareholders/unitholders	—	(168)	(285)	(564)
Distributions to non-controlling interest	(116)	(39)	(401)	(117)
Distributions to non-controlling interest – other	(46)	—	(74)	—
Dividends to shareholders	(55)	—	(55)	—
Contributions from non-controlling interest- R&D	1	—	6	—
Contributions from non-controlling interest- other	—	—	30	—
Scheduled repayments of long-term debt	—	(74)	(94)	(221)
Repayments of long-term debt	(5,946)	—	(11,116)	—
Proceeds from issuance of long-term debt	5,851	—	11,891	—
Debt issuance costs and other	(38)	—	(47)	—
Purchase of treasury interests	—	—	—	(4)
Proceeds from issuance of Class A ordinary shares upon IPO, net of offering costs	(9)	—	1,910	—
Net cash (used in)/provided by financing activities	(357)	(281)	1,765	(906)
Net change in cash and cash equivalents	(891)	(477)	1,269	(1,808)
Cash and cash equivalents, beginning of period	2,443	593	284	1,924
Cash and cash equivalents, end of period	1,553	116	1,553	116

 Amounts may not add due to rounding.

11

Royalty Pharma plc

Non-GAAP Financial Measures (unaudited)

Table 4

($ in millions)	For the three months ended September 30
	2020	2019 Pro Forma(3)	Change
Net cash provided by operating activities (GAAP)	509	436	17%

Royalty Receipts:
CF franchise	157	116	36%
Tysabri	77	83	(8)%
Imbruvica	78	67	16%
HIV franchise	67	63	6%
Januvia, Janumet, Other DPP-IVs	34	34	2%
Xtandi	38	32	21%
Promacta	40	31	28%
Farxiga/Onglyza	8	—	n/a
Prevymis	7	—	n/a
Crysvita	3	—	n/a
Erleada	2	2	30%
Emgality	3	1	155%
Tazverik	0	—	n/a
Nurtec ODT	0	—	n/a
Trodelvy	1	—	n/a
Lyrica	5	32	(85)%
Letairis	9	29	(70)%
Other Products (4)	59	59	1%
Total Royalty Receipts	588	550	7%
Distributions to non-controlling interest	(116)	(128)	(9)%
Adjusted Cash Receipts (non-GAAP) (1)	472	421	12%
Payments for operating and professional costs	(59)	(36)	66%
Adjusted EBITDA (non-GAAP) (5)	413	386	7%
Development-stage funding payments – ongoing	(5)	(23)	(78)%
Interest paid, net	(15)	(55)	(72)%
Investment in non-consolidated affiliates	—	(4)	(100)%
Contributions from non-controlling interest- R&D	1	5	(76)%
Adjusted Cash Flow (non-GAAP) (2)	394	309	27%

Amounts may not add due to rounding.

12

Royalty Pharma plc

GAAP to Non-GAAP Reconciliation (unaudited)

Table 5

	For the three months ended September 30
($ in millions)	2020	2019 Pro Forma(3)
Net cash provided by operating activities (GAAP)	509	436
Adjustments:
Interest paid, net (6)	15	55
Development-stage funding payments – ongoing (7)	5	23
Payments for operating and professional costs	59	36
Distributions to non-controlling interests (6)	(116)	(128)
Adjusted Cash Receipts (non-GAAP) (1)	472	421

Net cash provided by operating activities (GAAP)	509	436
Adjustments:
Interest paid, net (6)	15	55
Development-stage funding payments – ongoing (7)	5	23
Distributions to non-controlling interests (6)	(116)	(128)
Adjusted EBITDA (non-GAAP) (5)	413	386

Net cash provided by operating activities (GAAP)	509	436
Adjustments:
Contribution from non-controlling interest- R&D (6)	1	5
Distributions to non-controlling interests (6)	(116)	(128)
Investment in non-consolidated affiliates (6) (8)	—	(4)
Adjusted Cash Flow (non-GAAP) (2)	394	309

Amounts may not add due to rounding.

13

Notes

(1)

Adjusted Cash Receipts is a measure calculated with inputs directly from the Statement of Cash Flows and includes (1) royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) other royalty cash collections, (iii) distributions from non-consolidated affiliates, plus (2) proceeds from available for sale debt securities (Tecfidera milestone payments), and less (3) distributions to non-controlling interest, which represents distributions to historical non-controlling interest attributable to a de minimis interest in RPCT held by certain legacy investors and to a new non-controlling interest that was created as a result of the Exchange Offer Transactions in February 2020 related to the Legacy Investors Partnerships’ ownership of approximately 18% in Old RPI. See Royalty Pharma’s final prospectus filed with the SEC on June 17, 2020 (the “Prospectus”) for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5.

(2)

Adjusted Cash Flow is defined as Adjusted EBITDA less (1) development-stage funding payments – ongoing, (2) interest paid, net, (3) swap collateral (posted) or received, net, (4) swap termination payments and (5) investment in non-consolidated affiliates, and plus (1) contributions from non-controlling interest- R&D, all directly reconcilable to the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5.

(3)

To aid in comparability, three months ended September 30, 2019 figures are presented on an unaudited pro forma basis, which adjusts certain cash flow line items as if Royalty Pharma’s Reorganization Transactions (as described in the Prospectus) and its initial public offering had taken place on January 1, 2019. The most significant difference between the pro forma and reported figures is the new non-controlling interest that resulted from the Reorganization Transactions. A new contractual non-controlling interest arose in the Reorganization Transactions that results in a higher distribution to non-controlling interests on a pro forma basis as compared to prior historical periods. Less material differences also arise in the Royalty Receipts line for Other Products as well as payments for operating and professional costs and interest paid, net.

(4)

Other Products include royalties on the following products: Bosulif (a product co-developed by Royalty Pharma’s joint venture investee, Avillion, for which receipts are presented as distributions received from nonconsolidated affiliates on the Statement of Cash Flows), Cimzia, Conbriza/Fablyn/Viviant, Entyvio, Lexiscan, Mircera, Myozyme, Nesina, Prezista, Priligy, Rotateq, Savella, Soliqua and Thalomid. Other Products also include contributions from the Legacy SLP Interest.

(5)

Adjusted EBITDA is important to lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs are comprised of payments for operating costs and professional services and payments for rebates from the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5.

(6)	The table below shows the line item for each adjustment and the direct location for such line item on the Statement of Cash Flows.

Reconciling adjustment	Statement of Cash Flows classification

Investments in non-consolidated affiliates	Investing activities

Distributions to non-controlling interests	Financing activities

Interest paid, net	Operating activities (Interest paid less interest received)

Contributions from non-controlling interest- R&D	Financing activities

(7)

Lenders consider all payments made to support R&D activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. All development-stage funding payments—ongoing and upfront—run through R&D funding expense in net income and are added back in aggregate to net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for R&D funding payments, while Adjusted Cash Flow only reflects the add-back for the upfront portion of development-stage funding payments due to the fact that development-stage funding payments – ongoing are considered an ongoing business expense.

(8)

Royalty Pharma considers all payments to fund operating joint ventures that are performing research and development activities for products undergoing late stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion entities, are added back to Adjusted Cash Flow.

14